Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-169119

December 14, 2011

November 2011 Barclays PLC Overview Barclays is a major global financial services provider engaged in retail banking, credit cards, corporate and investment banking, and wealth management with an extensive international presence in Europe, the Americas, Africa and Asia. With over 300 years of history and expertise in banking, Barclays operates in over 50 countries and employs 147,500 people. Barclays moves, lends, invests and protects money for customers and clients worldwide. Barclays Group Barclays Wealth Corporate and Investment Banking Barclays Capital Barclays Corporate Retail and Business Banking UK Retail and Business Banking Europe Retail and Business Banking Barclaycard Africa Retail and Business Banking Performance Highlights Profit before tax Q3 2011 £5,066 million Q3 2010 £4,274 million Adjusted(1) return on equity Q3 2011 8.1% Q3 2010 6.5% Liquidity pool Q3 2011 £166 billion H1 2011 £145 billion 1. Excludes: the impact of own credit; the impairment of the investment in BlackRock, Inc.; the provision for PPI redress; and gains and losses on acquisitions and disposals of subsidiaries, associates, joint ventures and strategic investments. Performance by Business £m Income net of insurance claims Impairment charges and other credit provisions Operating expenses Profit before tax(2) UK RBB 3,527 (380) (2,350) 798 Barclaycard 3,112 (988) (1,848) 302 Europe RBB 979 (178) (920) (109) Africa RBB 2,861 (377) (1,865) 624 Barclays Capital 11,488 (3) (5,831) 5,669 Barclays Corporate 2,247 (896) (1,246) 42 Barclays Wealth 1,295 (31) (1,109) 153 Investment Management 31 (1,800) (9) (1,778) Head Office (635) - - (635) Barclays PLC Group 25,213 (2,851) (15,488) 5,066 2. Includes profits on disposals, gains on acquisitions and share of post-tax results of associates and joint ventures. 395 390 H1 2011 Q3 11 Risk Weighted Assets (£bn) Capital Ratios (%) 11.0 11.0 H1 2011 Q3 11 Core Tier 1 RWAs Ratings for Barclays Bank PLC long-term debt include: Fitch Rating (Long Term) AA- S&P Rating (Long Term) A+ Moody’s Rating (Long Term) Aa3 Barclays Bank PLC has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and the offering. Investors may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange to send you the prospectus if you request it by calling toll-free +1 877 282 6527 or you may request a copy from any other dealer participating in the relevant offering. © 2011 Barclays Bank PLC. All rights reserved. Barclays and the Barclays eagle logo are trademarks of Barclays Bank PLC. Barclays PLC Q3 2011 Results